EXHIBIT 5.1

PricewaterhouseCoopers LLP Chartered Accountants PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10/A – Amendment no. 1 of Baja Mining Corp. of our report dated March 26, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009 filed on March 29, 2010.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Vancouver, British Columbia
April 19, 2010

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate legal entity.